Exhibit 10.18

EMPLOYMENT AGREEMENT

BETWEEN

Party A (Employer)

  Heilongjiang Xinda Enterprise Group Company Limited
                     Address:
                     Legal representative:
                     Responsible person:

AND

Party B (Employee)

                       Name: Taylor Zhang
                       Residence:
                       ID Card No.:

Party A and Party B hereby agree to enter into the present contract (this "Contract") in good faith and based on the principle of equality, voluntariness, mutual agreement through negotiation in accordance with the Employment Law of the People's Republic of China, Employment Contract Law of the People's Republic of China and other related laws and regulations and will comply with the terms and conditions set forth hereunder.

1. Type and duration of the contract (all numerals in the capital form)

Article 1 Party A and Party B agree to determine the duration of this Contract by selecting the first form of contract as follows:

(1) Fixed-term contract: This Contract has a duration of  SIXTY months commencing from January 1, 2017 to December 31, 2021, without probation period.

2. Content and place of work

Article 2 Pursuant to the needs of Party A, Party B agrees to perform the work of________________(job description). The job position (or type of the job) may be changed by mutual agreement of the parties hereto.

Article 3 Party B shall complete the designated assignments in accordance with the duties determined by Party A and the requirement of Party A within stated worktime;  comply with the guidelines and policies made by Party A, stand by the professional ethics and keep business secrets confidential.

Article 4 Upon the entry of Party B to Party A, Party B knew the specific management of Party A, that is, the annual work shifting in the company, so as to improve the working efficiency and make the best use of the talents. Party B agrees that, during the term, Party A is entitled to adjust the workplace and position of Party B when its work so requires and Party B will comply with the management and adjustment of the work. After the adjustment of the position of Party B, the salary standard of the new position shall apply.

3. Working hours and holidays

Article 5 The working hours of Party B are based on the system of irregular working hours (standard working hours, irregular working hours and cumulative working hours).

Article 6 Where Party A extends the working hours of Party B, then Party B shall be given compensatory leave of an equivalent number of hours or overtime wages for the extended hours.

Article 7 Party B shall enjoy nationally designated legal holidays and paid leaves and Party A shall ensure that Party B takes at least one day off work per week.

Article 8 Party A shall, in strict compliance with all applicable national and local laws, rules and regulations relating to labor protection, provide all necessary working conditions and tools for Party B, establish and improve manufacturing processes, formulate standard operating procedures, work requirements as well as a work safety and sanitation system and related standards.

Article 9 Where Party B engages in any occupational-disease-inductive businesses, Party A shall arrange occupational health inspections before Party B takes up the post and at the time when Party B leaves the post according to applicable national regulations and during the term of the contract, provide health inspections for Party B at regular times.

Article 10 Party A is obligated to provide Party B with education and training in respect of professional ethics, vocational skills, work safety and sanitation as well as relevant rules and regulations.

Article 11 Party B shall have the right to refuse to follow Party A's instructions in violation of safety regulations. With respect to any act of Party A and its management staff in disregard of the safety and health of Party B, then Party B shall have the right to criticize, expose and accuse such acts to the competent authority.

4. Remunerations

Article 12 The wages of the employee during the probation period may not be less than the lowest wage level for the same job or less than 80% of the wage agreed upon in Article 13 hereunder. In no event shall the wage be less than the minimum wage in the place where the employer is located.

Article 13 After the expiration of the probation period of Party B, Party A shall determine the salary standard of Party B in accordance with its salary regulations with details in the relevant compensation regulations of the company. If the salary regulations of Party A are changed or the position of Party B is adjusted, then new salary standard shall apply.

Article 14 Party A shall pay to Party B a monthly salary in a legal form of currency on the eighteenth day of each month, without deductions or delays for no reasons whatsoever.

Article 15 If Party A arranges Party B to work longer hours, it shall pay the wage which is not less than 150% of the wage of Party B; if Party B is arranged to work on rest days and compensatory leave cannot be arranged, then Party B shall be paid with the wage which is not less than 200% of the wage of Party B; if Party B is arranged to work on legal holidays, Party B shall be paid with the wage which is not less than 300% of the wage of Party B. The overtime work of Party B shall be compliance with the overtime regulations of the Company. The work time Party B extends without authorization shall not account for overtime working and Party A may not compensate for it.

Article 16 If Party A undergoes any shutdown, halt of production or close down for not more than one (1) month for reasons that are unrelated to Party B, then Party A shall pay wages to Party B as per the wage standard agreed upon hereunder; if such scenarios persist more than one (1) month and Party A does not arrange any work for Party B, then Party A shall pay Party B living expenses no less than the standard of local unemployment insurance benefits.

Article 17 Where Party A extends the working hours of Party B, then Party B shall be given compensatory leave of an equivalent number of hours or overtime wages for the extended hours.

Article 18 Party B shall enjoy annual leave, home leave, funeral leave, etc. according to the law and Party A shall pay all wages as per applicable national and local regulations or the standards agreed upon hereunder.

5. Social insurance and welfare

Article 19 Party A shall pay for Party B the insurance premium covering retirement, medical, unemployment, work-related injuries, maternity and other social insurance in accordance with applicable national and local laws, regulations and polices relating to social insurance. For the portion of insurance premium payable by an individual, Party A may withhold the amount from Party's salary before such payment. In the event of cancellation or termination of this Contract by the parties thereto, Party A shall handle the transfer of personal files and social insurance for Party B within 5 days.

Article 20 The medical treatment benefits available to Party B who suffers diseases or non-work-related injuries shall be dealt with according to applicable national and local policies.

Article 21 The treatment of work-related injuries available to Party B shall be dealt with according to applicable national and local policies.

Article 22 The treatment during pregnancy, giving birth and lactation of Party B shall be applied to the relevant maternity insurance policy of the country or the local authorities.

Article 23 Party A shall provide Party B with the following welfare benefits: as per the company's rules and regulations.

6. Labor disciplines, rules and regulations

Article 24 Party A shall make public and notify Party B of all rules and regulations formulated by it according to the law. Party B confirms that upon the execution of the Contract, he/she has been trained for the labor discipline and regulations of the Company. Party B acknowledges the validity of the regulations and agrees to comply with them.

Article 25 Party B shall strictly abide by the rules and regulations formulated by Party A, complete work tasks, improve professional skills, enforce labor safety and sanitation regulations and comply with labor disciplines and professional ethics.

Article 26 If Party B violates any labor disciplines, Party A may impose relevant administrative resolution, administrative sanction, economic punishment up until termination of the contract.

7. Amendment, termination and renewal of the contract

Article 27 In the event the objective circumstances relied on at the time of the conclusion of the employment contract have materially changed, making performance thereof impossible, both Parties shall negotiate to amend the relevant provisions hereof.

Article 28 The Contract can be rescinded upon mutual agreement between both Parties.

Article 29 Party A may terminate the Contract if Party B (i) failed to satisfy the recruitment requirement of Party A during the probationary period, (ii) seriously violated the Party A's rules and policies, (iii) committed serious dereliction of duty or practices graft, causing substantial damage to the Company; (iv) simultaneously had an employment relationship with another Employer, seriously affecting the completion of his/her work tasks with the Employer, or, after having the same mentioned to him/her by the Employer, he/she refused to rectify the matter; (v)used means such as deceit, or took advantage of the Party A's plight, to cause it to conclude an employment contract or amend the same in a manner contrary to its true intent; (vi) has criminal liability pursued against him/her in accordance with the law.

Article 30 In the following circumstance, Party A may nullify the Contract by sending a 30 days prior written notice or paying one month salary to Party B:

(i)           Party B has fallen ill or has sustained off-duty injury and cannot engage in the original work or cannot or is not willing to engage in any other work assigned by Party A to him upon the conclusion of his medical treatment;
(ii)           Party B has been incapable of doing his job and remains incapable of doing so after receiving training or being transferred to another post, and refused to accept the arrangement;

(iii)           Both parties fail to reach agreement as to the amendment to the Contract according to article 27.

Article 31 If Party A is in a period of statutory reorganization due to its imminent bankruptcy or encounters major difficulties in its operations, it shall inform the trade union or all workers of the situation, hear the opinions of the trade union or all workers, and report to the labor and social security authority before rescinding the Agreement。

Article 32 Party A shall not nullify this Contract in accordance with article 30 and article 31 in any of the following situations:

(1)           Party B is engaged in operations that would expose him to occupational disease hazards and has not undergone an occupational health check-up before leaving work, or is suspected of having contracted an occupational disease and is being diagnosed or under medical observation;

(2)           Party B suffers from an occupational disease or has sustained work-related injury and has been determined to be disabled;

(3)           Party B suffers from an illness or non-work-related injury and the proscribed time period of medical treatment has not expired;

(4)           Party B, in case of a female employee, is in her pregnancy, confinement or nursing period;

(5)           Party B has been working for the employer for 15 or more consecutive years and is less than 5 years away from the statutory age for his retirement;

(6)           Party B acts as and is performing his duty of collective bargaining representative;

(7)           other circumstances as set forth by laws.

Article 33 In any of the following situations, Party B may terminate this Contract at any time and Party A shall pay the remuneration and social insurance contribution as required by law:

(i)       Party A fails to provide work protection or working conditions in accordance with the employment contract;
(ii)      Party A fails to pay labour compensation on time and in full;
(iii)     Party A fails to pay social insurance premiums for Party B in accordance with the law;
(iv)     the rules of Party A violate laws or regulations, harming the rights and interests of Party B;
(v)      Party A is in any of the circumstances as described in article 26 of the Labor Contract Law of the PRC, which makes the Contract invalid;
(vi)     other circumstances under which Party B can terminate the Contract according to the applicable laws.

Article 34 Party B shall terminate the Contract by sending a 30 days prior written notice to Party A.

Article 35 The Contract shall terminate automatically upon its expiration. The Contract can also be renewed by mutual agreement between both Parties.

  Article 36 In the event that both Parties still maintain the employment relationship upon expiration of this Contract, both Parties shall renew the Contract in a timely manner.

Article 37 The Contract, in case of open-ended contract, shall terminate upon occurrence of any statutory termination conditions or any termination conditions as agreed upon between both Parties.

9. Severance pay and economic compensation

Article 38 In the event that Party A fails to pay remuneration in full in a timely manner or does not pay for overtime work according to any provisions hereunder or national rules and regulations, apart from full payment of remuneration within designated timeframe, Party A shall also pay a compensation in accordance with the laws.

Article 39 If Party A terminates this Contract, except to the extent set forth in Article 29 hereunder, Party A shall pay Party B severance pay in accordance with Article 47 of the Employment Contract Law of the People's Republic of China.

Article 40 In cases where Party B's termination of this Contract in violation of said regulations or provisions agreed upon hereunder has caused losses to Party A, then Party B shall compensate the losses sustained by Party A as follows:

(a)  the training fee and recruitment costs paid for it by Party A;
(b) direct economic losses in respect of the production, management and business of Party A;
(c)  other costs and expenses subject to compensation as agreed upon hereunder.

Article 41 The Party who violates this Contract shall be liable for any breach of contract.

10. Other matters agreed upon by parties hereto

Article 42   Upon the request of Harbin Labour and Social Security Bureau, both Parties shall execute the Employment Contract online when execute this Contract. Both Parties hereby agrees with signatures to confirm that in connection with all concerned rights or obligations of the employment between both Parties, this Contract shall prevail. The online Contract is only for record purpose and this Contract shall have legal effect.

11. Labor dispute settlement

Article 43  Once a labor dispute occurs, the parties hereto may apply to the labor dispute mediation committee of the employer for mediation; if it cannot be settled through mediation and a party hereto requests arbitration, then the dispute shall be submitted within sixty (60) days of the date of such dispute to the labor dispute arbitration committee in Pingfang District, Harbin for arbitration. Any party hereto may also directly apply to the labor dispute arbitration committee in Pingfang District, Harbin for arbitration. The party who objects to the ruling of the committee may lodge the case before a people's court.

12. Miscellaneous

Article 44  The following agreement for special purposes and the rules and regulations are provided as the attachments hereto and shall have equal legal effect.

Article 45  The parties hereto may settle through negotiation all matters that are not covered hereunder; matters in disagreement with any future national laws or administrative regulations shall be dealt with in accordance therewith.

Article 46  Anti-bribery. In the course of business, if Party B receives a bribery which is more than RMB 10,000 or a gift equivalent to RMB 10,000 or more and does not submit such bribery to Party A, once verified, Party A shall request Party B to make a 10-time compensation to Party A. Party A shall report to the police if it constitutes a crime and Party B shall be criminal liable for the bribery. This article shall be binding on both Parties and shall survive upon the termination of this Contract

Artcile 47  This Contract is made in two copies, one for each.

Article 48 Party B hereby confirms the following address as the address for service of all document and instruments relating to employment relations. Party B shall notify in writing Party A of any change of the address in a timely manner.